UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): March 15, 2011 (March 9, 2011)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Cell Therapeutics, Inc., a Washington corporation (the “Company”), approved an employment agreement (the “Employment Agreement”) with James A. Bianco, M.D., Chief Executive Officer of the Company, effective January 1, 2011 to replace Dr. Bianco’s existing employment agreement that had expired on December 31, 2010. The initial term of the Employment Agreement is two years, subject to automatic annual extensions unless either party gives advance written notice of its intent not to extend the term.

Pursuant to the Employment Agreement, Dr. Bianco will continue to receive a base salary of $650,000, which has remained unchanged since 2005, and will continue to be considered for an annual bonus with a target bonus of at least 50% of his annual base salary upon 100% achievement of the applicable goals established for the corresponding year. Dr. Bianco’s annual bonus may be up to 125% of his annual base salary for performance in excess of the applicable goals.

Pursuant to the Employment Agreement, if Dr. Bianco’s employment is terminated by the Company without cause or if he resigns for good reason (as the terms “cause” and “good reason” are defined in the Employment Agreement), he will receive the following severance benefits:

(1)	cash severance equal to two years of his base salary;

(2)	reimbursement for up to two years by the Company for COBRA premiums to continue his medical coverage and that of his eligible dependents; and

(3)	continued payment for up to two years by the Company of premiums to maintain life insurance paid for by the Company at the time of his termination.

In addition, Dr. Bianco would be entitled to accelerated vesting of all of his then-outstanding and unvested stock-based compensation, and his outstanding stock options would remain exercisable for a period of two years following the severance date. In the event of a change of control of the Company, if Dr. Bianco is terminated without cause or resigns for good reason upon or within two years after the change of control, he will receive cash severance in the form of a lump sum payment equal to two years of his base salary, plus an amount equal to the greater of the average of his three prior years’ bonuses or thirty percent of his base salary, as well as the benefits described in clauses (2) and (3) above. Dr. Bianco’s right to receive these severance benefits is conditioned upon his executing a release of claims in favor of the Company and complying with certain restrictive covenants set forth in the Employment Agreement. Further, if the Company is required to restate financials due to its material noncompliance with any financial reporting requirement under the U.S. securities laws during any period for which Dr. Bianco was Chief Executive Officer of the Company or Dr. Bianco acts in a manner that would have constituted cause for his termination had he been employed at the time of such act, Dr. Bianco will not be entitled to any severance benefits that have not been paid, and will be required to repay any portion of the severance to the Company that has already been paid. The Employment Agreement further provides that if there is a change of control of the Company during Dr. Bianco’s employment with the Company, all of his then-outstanding and unvested stock-based compensation will fully vest and all outstanding stock options will remain exercisable for a period of two years following Dr. Bianco’s severance date.

Dr. Bianco is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to Dr. Bianco in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, Dr. Bianco will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in his receiving the greater benefit on an after-tax basis.

The foregoing description of the Employment Agreement is not intended to be complete and is qualified in its entirety by the full text of the Employment Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between the Company and James A. Bianco, M.D., dated March 10, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: March 15, 2011	By:	/S/ JAMES A. BIANCO, M.D.
James A. Bianco, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and James A. Bianco, M.D., dated March 10, 2011.